EXHIBIT 99.1

[RSM US LLP Letterhead]

March 31, 2017

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Pursuant to Rule 12b-25(c) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, we inform you that we have been furnished with a copy of Form 12b-25, to be filed by the 2011 Employee Stock Purchase Plan of GAIN Capital Holdings, Inc. (the “Registrant”) relating to its Annual Report on Form 11-K for the year ended December 31, 2016 (“Form 11-K”). We have read the Registrant’s statements contained in Part III therein and we agree with the stated reasons as to why the Registrant is unable to include our audit report on the Registrant’s financial statements for the year ended December 31, 2015 in its Form 11-K.

Very truly yours,

/s/ RSM US LLP